File No. 33-16338
811-05202
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N‑1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre-Effective Amendment No.	[__]

Post-Effective Amendment No. 156	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 156	[X]

(Check appropriate box or boxes.)
The Dreyfus/Laurel Funds, Inc.
(Exact Name of Registrant as Specified in Charter)
c/o The Dreyfus Corporation
200 Park Avenue, New York, New York  10166
(Address of Principal Executive Offices)  (Zip Code)
Registrant's Telephone Number, including Area Code: (212) 922-6000
Bennett A. MacDougall, Esq.
200 Park Avenue
New York, New York 10166
(Name and Address of Agent for Service)
It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).
Explanatory Note
This Post-Effective Amendment consists of the following:
1. Facing Sheet of the Registration Statement.
2. Part C to the Registration Statement (including signature page).
3. Exhibits N(3), N(4), N(6) and N(7) to Item 28 to the Registration Statement.
This Post-Effective Amendment is being filed solely to file Rule 18f-3 Plans as Exhibits N(3), N(4), N(6) and N(7) to Item 28 to this Registration Statement on Form N-1A.
Part A of the Registration Statement was filed on February 26, 2015 and December 28, 2015 pursuant to Rule 485(b) under the Securities Act of 1933 and on December 30, 2015 pursuant to Rule 485(a) under the Securities Act of 1933 and is incorporated by reference herein; and
Part B of the Registration Statement was filed on December 31, 2015 pursuant to Rule 497(c) and (e) under the Securities Act of 1933 and is incorporated by reference herein.

THE DREYFUS/LAUREL FUNDS, INC.
(formerly, The Laurel Funds, Inc.)
PART C.
 OTHER INFORMATION

Item 28.	Exhibits
A(1)
Articles of Incorporation dated July 31, 1987 are incorporated by reference to Post-Effective Amendment No. 41 to the Registrant's Registration Statement on Form N-1A ("Post-Effective Amendment No. 41").

A(2)
Articles Supplementary dated October 15, 1993 increasing authorized capital stock are incorporated by reference to Post-Effective Amendment No. 39 to the Registrant's Registration Statement on Form N-1A ("Post-Effective Amendment No. 39").

A(3)	Articles of Amendment dated March 31, 1994 are incorporated by reference to Post-Effective Amendment No. 41.
A(4)	Articles Supplementary dated March 31, 1994 reclassifying shares are incorporated by reference to Post-Effective Amendment No. 41.
A(5)	Articles Supplementary dated May 24, 1994 designating and classifying shares are incorporated by reference to Post-Effective Amendment No. 39.
A(6)
Articles of Amendment dated October 17, 1994 are incorporated by reference to Post-Effective Amendment No. 31 to the Registrant's Registration Statement on Form N-1A ("Post-Effective Amendment No. 31").

A(7)
Articles Supplementary dated December 19, 1994 designating classes are incorporated by reference to Post-Effective Amendment No. 32 to the Registrant's Registration Statement on Form N-1A ("Post-Effective Amendment No. 32").

A(8)	Articles of Amendment dated June 9, 1995 are incorporated by reference to Post-Effective Amendment No. 39.
A(9)	Articles of Amendment dated August 30, 1995 are incorporated by reference to Post-Effective Amendment No. 39.
A(10)	Articles Supplementary dated August 31, 1995 reclassifying shares are incorporated by reference to Post-Effective Amendment No. 39.
A(11)	Articles of Amendment dated October 31, 1995 designating and classifying shares are incorporated by reference to Post-Effective Amendment No. 41.
A(12)	Articles of Amendment dated November 22, 1995 designating and reclassifying shares are incorporated by reference to Post-Effective Amendment No. 41.
A(13)	Articles of Amendment dated July 15, 1996 are incorporated by reference to Post-Effective Amendment No. 53 to the Registrant's Registration Statement on Form N-1A ("Post-Effective Amendment No. 53").
A(14)	Articles of Amendment dated February 27, 1997 are incorporated by reference to Post- Effective Amendment No. 53.
A(15)	Articles of Amendment dated August 13, 1997 are incorporated by reference to Post- Effective Amendment No. 53.
A(16)	Articles of Amendment dated October 30, 1997 are incorporated by reference to Post- Effective Amendment No. 56 to the Registrant's Registration Statement on Form N-1A, filed on November 4, 1997.
A(17)	Articles of Amendment dated March 25, 1998 are incorporated by reference to Post- Effective Amendment No. 62 to the Registrant's Registration Statement on Form N-1A, filed on March 31, 1998.
A(18)
Articles of Amendment dated July 30, 1998 are incorporated by reference to Post- Effective Amendment No. 67 to the Registrant's Registration Statement on Form N-1A,  filed on  September 30, 1998 ("Post-Effective Amendment No. 67").

A(19)
Articles Supplementary dated August 9, 1999 are incorporated by reference to Post- Effective Amendment No. 76 to the Registrant's Registration Statement on Form N-1A,  filed on  February 24, 2000 ("Post-Effective Amendment No. 76").

A(20)	Articles Supplementary dated March 15, 1999 are incorporated by reference to Post- Effective Amendment No. 76.
A(21)	Articles of Amendment dated March 15, 1999 are incorporated by reference to Post- Effective Amendment No. 76.
A(22)
Articles of Amendment dated January 31, 2002 are incorporated by reference to Post- Effective Amendment No. 83 to the Registrant's Registration Statement on Form N-1A,  filed on  April 15, 2002 ("Post-Effective Amendment No. 83").

A(23)	Articles Supplementary dated January 31, 2002 are incorporated by reference to Post- Effective Amendment No. 83.
A(24)	Articles Supplementary dated May 12, 2004 are incorporated by reference to Post- Effective Amendment No. 89 to Registrant's Registration Statement on Form N-1A filed on May 13, 2004.
A(25)	Articles Supplementary dated June 30, 2006 are incorporated by reference to Post- Effective Amendment No. 99 to Registrant's Registration Statement on Form N-1A filed on June 29, 2006.
A(26)	Articles Supplementary dated June 25, 2007 are incorporated by reference to Post- Effective Amendment No. 106 to Registrant's Registration Statement on Form N-1A filed on December 26, 2007.
A(27)
Articles of Amendment dated July 5, 2007 (relating to Dreyfus Premier Balanced Fund,  Dreyfus Premier Core Equity Fund, Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax Managed Growth Fund and Dreyfus Premier Strategic Income Fund) in connection with redesignation of Class R shares as Class I shares are incorporated by reference to Post-Effective Amendment No. 107 to Registrant's Registration Statement on Form N-1A, filed on December 27, 2007.

A(28)
Articles of Amendment redesignating Dreyfus Municipal Reserves as Dreyfus AMT-Free Municipal Reserves are incorporated by reference to Post-Effective Amendment No. 110 to Registrant's Registration Statement on Form N-1A, filed on December 24, 2008 ("Post-Effective Amendment No. 110").

A(29)	Articles Supplementary dated October 14, 2008 are incorporated by reference to Post-Effective Amendment No. 110.
A(30)	Articles Supplementary dated December 3, 2008 are incorporated by reference to Post-Effective Amendment No.110.
A(31)	Articles Supplementary dated April 20, 2009 are incorporated by reference to Post-Effective Amendment No. 114 to Registrant's Registration Statement on Form N-1A, filed on December 22, 2009.
A(32)
Articles of Amendment redesignating Dreyfus Small Cap Value Fund as Dreyfus Small Cap Fund are incorporated by reference to Post-Effective Amendment No. 117 to Registrant's Registration Statement on Form N-1A, filed on February 26, 2010.

A(33)
Articles of Amendment redesignating Dreyfus Strategic Income Fund as Dreyfus Opportunistic Fixed Income Fund are incorporated by reference to Post-Effective Amendment No. 119 to Registrant's Registration Statement on Form N-1A filed on December 23, 2010.

A(34)
Articles Supplementary dated March 28, 2013 are incorporated by reference to Post-Effective Amendment No. 133 to Registrant's Registration Statement on Form N-1A, filed on June 12, 2013 ("Post-Effective Amendment No. 133").

A(35)
Articles Supplementary dated June 20, 2013 (relating to Class Y of Dreyfus Opportunistic Fixed Income Fund) are incorporated by reference to Post-Effective Amendment No. 134 to Registrant's Registration Statement on Form N-1A, filed on June 26, 2013 ("Post-Effective Amendment No. 134").

A(36)
Articles Supplementary dated September 17, 2013 (relating to Dreyfus Floating Rate Income Fund) are incorporated by reference to Post-Effective Amendment No. 139 to Registrant's registration statement on Form N-1A, filed on September 5, 2013 ("Post-Effective Amendment No. 139").

A(37)
Articles of Amendment dated August 17, 2014, are incorporated by reference to Post-Effective Amendment 151 to the Registrant's Registration Statement on Form N-1A, filed on December 3, 2015 (Post-Effective Amendment No. 151").

A(38)
Articles Supplementary dated December 15, 2015, are incorporated by reference to Post-Effective Amendment 153 to the Registrant's Registration Statement on Form N-1A, filed on December 30, 2015 ("Post-Effective Amendment No. 153").

B	Amended and Restated By-Laws dated July 1, 2011 are incorporated by reference to Post-Effective Amendment No. 124 to Registrant's Registration Statement on Form N-1A, filed on August 12, 2011.
D(1)
Investment Management Agreement between Mellon Bank, N.A. and the Registrant, dated October 17, 1994 is incorporated by reference to Post-Effective Amendment No. 41 to the Registrant's Registration Statement on Form N-1A, filed on December 29, 1995.

D(2)
Assignment and Assumption Agreement among Mellon Bank, N.A., The Dreyfus Corporation and the Registrant, dated November 1, 1995 (relating to Investment Management Agreement) is incorporated by reference to Post-Effective Amendment No. 31.

D(3)	Amended Exhibit A to Investment Management Agreement between Mellon Bank, N.A. and the Registrant, dated April 4, 2000 is incorporated by reference to Post-Effective Amendment No. 67.
D(4)
Management Agreement between the Registrant (on behalf of Dreyfus Premier Strategic Income Fund) and The Dreyfus Corporation, dated April 20, 2006 is incorporated by reference to Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A, filed on June 29, 2006.

D(5)
Management Agreement between the Registrant (on behalf of Dreyfus Opportunistic Fixed Income Fund and Dreyfus Opportunistic Emerging Markets Debt Fund) and The Dreyfus Corporation, dated April 20, 2006, As Amended, April 25, 2013, is incorporated by reference to Post-Effective Amendment No. 133.

D(6)
Management Agreement between the Registrant (on behalf of Dreyfus Floating Rate Income Fund) and The Dreyfus Corporation, dated April 20, 2006, As Amended, April 25, 2013, Revised as of September 17, 2013, is incorporated by reference to Post-Effective Amendment No. 139.

D(7)
Management Agreement between the Registrant (on behalf of Dreyfus Opportunistic Fixed Income Fund) and The Dreyfus Corporation, dated April 20, 2006, As Amended, April 25, 2013, Revised as of March 20, 2014, is incorporated by reference to Post-Effective Amendment No. 146.

D(8)
Sub-Investment Advisory Agreement between The Dreyfus Corporation and Fayez Sarofim & Co. with respect to Dreyfus Core Equity Fund (formerly, Dreyfus Premier Core Equity Fund), dated July 30, 1998 and as amended, August 3, 2009, is incorporated by reference to Post-Effective Amendment No. 112 to Registrant's Registration Statement on Form N-1A, filed on July 24, 2009.

D(9)
Sub-Investment Advisory Agreement between The Dreyfus Corporation and Fayez Sarofim & Co. with respect to Dreyfus Tax Managed Growth Fund (formerly, Dreyfus Premier Tax Managed Growth Fund), dated October 23, 1997 and as amended, August 3, 2009, is incorporated by reference to Post-Effective Amendment No. 112 to Registrant's Registration Statement on Form N-1A, filed on July 24, 2009.

D(10)
Sub-Investment Advisory Agreement between The Dreyfus Corporation and Standish Mellon Asset Management Company LLC, with respect to Dreyfus Opportunistic Emerging Markets Debt Fund, dated April 25, 2013, is incorporated by reference to Post-Effective Amendment No. 133.

D(11)
Sub-Investment Advisory Agreement between The Dreyfus Corporation and Alcentra NY, LLC, with respect to Dreyfus Floating Rate Income Fund, dated September 17, 2013, is incorporated by reference to Post-Effective Amendment No. 139.

E(1)
Distribution Agreement with MBSC Securities Corporation, revised as of September 17, 2013 (relating to Dreyfus Floating Rate Income Fund) is incorporated by reference to Post-Effective Amendment No. 139.

E(2)
Forms of Broker-Dealer Selling Agreement and Bank Selling Agreement are incorporated by reference to Post-Effective Amendment No. 152 to Registrants Registration Statement on Form N-1A, filed on December 28, 2015 ("Post-Effective Amendment No. 152").

E(3)	Forms of Supplemental to Service Agreements are incorporated by reference to Post-Effective Amendment No. 103 to Registrant's Registration Statement on Form N-1A, filed on February 28, 2007.
F	Not Applicable.
G(1)
Form of Custody Agreement between the Registrant and The Bank of New York Mellon, dated January 1, 2011, is incorporated by reference to Post-Effective Amendment No. 119 to Registrant's Registration Statement on Form N-1A, filed on December 23, 2010.

G(2)
Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated October 1, 2013, is incorporated by reference to Post-Effective Amendment No. 142 to the Registrant's Registration Statement on Form N-1A, filed on December 24, 2013 ("Post-Effective Amendment No. 142").

H
Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc., dated May 29, 2012 is incorporated by reference to Post-Effective Amendment No. 128 to the Registrant's Registration Statement on Form N-1A, filed on December 27, 2012 ("Post-Effective Amendment No. 128").

I(1)	Consent and opinion of Registrant's counsel (relating to Dreyfus Core Equity Fund and Dreyfus Floating Rate Income Fund) is incorporated by reference to Post-Effective Amendment No. 152.
I (2)
Consent and opinion of Registrant's counsel (relating to Dreyfus Bond Market Index Fund, Dreyfus Disciplined Stock Fund, Dreyfus Money Market Reserves Fund, General AMT-Free Municipal Money Market Fund, Dreyfus Tax Managed Growth Fund, Dreyfus BASIC S&P 500 Stock Index Fund, General Treasury and Agency Money Market Fund, Dreyfus Opportunistic Fixed Income Fund and Dreyfus Opportunistic Emerging Markets Debt Fund) is incorporated by reference to Post-Effective Amendment No. 149 to the Registration Statement on Form N-1A, filed on February 26, 2015 ("Post-Effective Amendment No. 149").

I(3)	Consent and opinion of Registrant's counsel (relating to General Treasury and Agency Money Market Fund) is filed herewith.
J(1)	Consent of Independent Registered Public Accounting Firm is incorporated by reference to Post-Effective Amendment No. 144 to the Registration Statement on Form N-1A, filed on February 28, 2014.
J(2)
Consent of Independent Registered Public Accounting Firm (relating to Dreyfus Global Emerging Markets Fund, a series of Dreyfus BNY Mellon Funds, Inc.) is incorporated by reference to Post-Effective Amendment No. 144 to the Registration Statement on Form N-1A, filed on February 28, 2014.

J(3)	Consent of Independent Registered Public Accounting Firm is incorporated by reference to Pos-Effective Amendment No. 153.
K	Letter of Investment Intent is incorporated by reference to the Registration Statement.
M(1)
Amended and Restated Distribution Plan effective as of March 22, 2000, (relating to Investor Class Shares and Class A Shares) for Dreyfus Bond Market Index Fund, Dreyfus Money Market Reserves, General AMT-Free Municipal Money Market Fund, General Treasury and Agency Money Market Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Midcap Stock Fund and Dreyfus Premier Large Company Stock Fund is incorporated by reference to Post-Effective Amendment No. 87 to Registrant's Registration Statement on Form N-1A, filed on February 27, 2004.

M(2)
Amended and Restated Distribution Plan for Dreyfus Disciplined Stock Fund is incorporated by reference to Post-Effective Amendment No. 61 to the Registrant's Registration Statement on Form N-1A, filed on February 26, 1998.

M(3)
Amended and Restated Distribution Plan, effective as of March 22, 2000 and as revised April 15, 2002, (relating to Class A shares) for Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment No. 87 to Registrant's Registration Statement on Form N-1A, filed on February 27, 2004.

M(4)
Distribution Plan, as revised April 15, 2002, (relating to Class B and Class C shares) for Dreyfus Premier Balanced Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Large Company Stock Fund and Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment No. 87 to Registrant's Registration Statement on Form N-1A, filed on February 27, 2004.

M(5)
Revised Distribution Plan dated April 15, 2002 (relating to Class T shares) for Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Small Cap Value Fund and Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment No. 87 to Registrant's Registration Statement on Form N-1A, filed on February 27, 2004.

M(6)
Distribution Plan dated April 20, 2006 (relating to Class C) for Dreyfus Premier Strategic Income Fund is incorporated by reference to Post-Effective Amendment No. 99 to Registrant's Registration Statement on Form N-1A, filed on June 29, 2006.

M(7)
Distribution Plan, as revised April 26, 2007, (relating to Class B shares) for General AMT-Free Municipal Money Market Fund is incorporated by reference to Post-Effective Amendment No. 104 to Registrant's Registration Statement on Form N-1A, filed on May 1, 2007.

M(8)
Distribution Plan dated April 20, 2006, as revised April 25, 2013, (relating to Dreyfus Opportunistic Fixed Income Fund and Dreyfus Opportunistic Emerging Markets Debt Fund) is incorporated by reference to Post-Effective Amendment No. 133 to Registrant's Registration Statement on Form N-1A, filed on June 12, 2013.

M(9)	Distribution Plan, as revised September 17, 2013 (relating to Class C Shares) for Dreyfus Floating Rate Income Fund is incorporated by reference to Post-Effective Amendment No. 139.
M(10)	Distribution Plan, dated October 28, 2015, (relating to Class B Shares) for General Treasury and Agency Money Market Fund is incorporated by reference to Post-Effective Amendment 151.
M(11)
Amended and Restated Service Plan, effective as of March 22, 2000, (relating to Class B, Class C and Class T shares) for Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Core Equity Fund and (relating to Class B and Class C shares) Dreyfus Premier Limited Term Income Fund is incorporated by reference to Post-Effective Amendment No. 81 to the Registrant's Registration Statement on Form N-1A, filed on February 12, 2002.

M(12)
Amended and Restated Shareholder Servicing Plan, effective as of March 22, 2000, for Dreyfus Institutional Government Money Market Fund, Dreyfus Institutional Prime Money Market Fund and Dreyfus U.S. Treasury Money Market Fund is incorporated by reference to Post-Effective Amendment No. 77 to the Registrant's Registration Statement on Form N-1A, filed on December 13, 2000.

M(13)
Shareholder Services Plan dated April 20, 2006 for Dreyfus Premier Strategic Income Fund is incorporated by reference to Post-Effective Amendment No. 99 to Registrant's Registration Statement on Form N-1A, filed on June 29, 2006.

M(14)
Shareholder Services Plan, dated April 26, 2007, as revised October 28, 2015, (relating to Class B shares) for General AMT-Free Municipal Money Market Fund and General Treasury and Agency Money Market Fund is incorporated by reference to Post-Effective Amendment No. 151.

M(15)
Shareholder Services Plan, dated April 20, 2006, as revised April 25, 2013, (relating to Dreyfus Opportunistic Fixed Income Fund and Dreyfus Opportunistic Emerging Markets Debt Fund) is incorporated by reference to Post-Effective Amendment No. 133.

M(16)
Shareholder Services Plan, as revised September 17, 2013 (relating to Class A and Class C shares) for Dreyfus Floating Rate Income Fund is incorporated by reference to Post-Effective Amendment No. 139.

N(1)	Amended Rule 18f-3 Plan for Dreyfus Bond Market Index Fund, dated December 31, 1999 is incorporated by reference to Post-Effective Amendment No.76.
N(2)
Rule 18f-3 Plan, dated April 26, 2007, as revised August 1, 2015, for Dreyfus Money Market Reserves and General AMT-Free Municipal Money Market Fund, is incorporated by reference to Post-Effective Amendment No. 151.

N(3)	Rule 18f-3 Plan, as amended November 13, 2015, for Dreyfus Tax Managed Growth Fund and Dreyfus Core Equity Fund, is filed herewith.
N(4)	Rule 18f-3 Plan, as amended November 13, 2015, for Dreyfus Floating Rate Income Fund and Dreyfus Opportunistic Fixed Income Fund, is filed herewith.
N(5)	Rule 18f-3 Plan, dated August 1, 2015, as revised October 28, 2015 for General Treasury and Agency Money Market Fund is incorporated by reference to Post-Effective Amendment No. 151.
N(6)	Rule 18f-3 Plan, as amended February 1, 2016, for Dreyfus Tax Managed Growth Fund and Dreyfus Core Equity Fund, is filed herewith.
N(7)	Rule 18f-3 Plan, as amended February 1, 2016, for Dreyfus Floating Rate Income Fund and Dreyfus Opportunistic Fixed Income Fund, is filed herewith.
P(1)
Revised Code of Ethics adopted by the Registrant, The Dreyfus Corporation, Standish Mellon Asset Management Company LLC, Alcentra NY, LLC and MBSC Securities Corporation, dated May 29, 2012 is incorporated by reference to Post-Effective Amendment No. 128 to the Registrant's Registration Statement on Form N-1A, filed on December 27, 2012.

P(2)
Revised Code of Ethics adopted by the Sub-Investment Adviser effective as of May 6, 2013, for Dreyfus Core Equity Fund and Dreyfus Tax Managed Growth Fund is incorporated by reference to Post-Effective Amendment No. 142.

P(3)	Code of Ethics for the Nonmanagement Board Members of the Dreyfus Family of Funds and BNY Mellon Funds Trust is incorporated by reference to Post-Effective Amendment No. 133.
P(4)
Revised Code of Ethics adopted by the Registrant, The Dreyfus Corporation, Standish Mellon Asset Management Company LLC, Alcentra NY, LLC and MBSC Securities Corporation, dated November 3, 2014 is incorporated by reference to Post-Effective Amendment No. 149.

Other Exhibits

(1)	Power of Attorney of Bradley J. Skapyak, James Windels and Trustees, dated February 25, 2015, effective April 1, 2015, is incorporated by reference to Post-Effective Amendment No. 152.

Item 29.	Persons Controlled by or under Common Control with Registrant
Not applicable.

Item 30.	Indemnification

The Registrant's charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys' fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant.  These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office.  Reference is hereby made to the following:
Article Tenth of the Registrant's Articles of Incorporation and any amendments thereto, Article VIII of Registrant's Amended and Restated Bylaws, Section 2-418 of the Maryland General Corporation Law and Section 1.10 of the Distribution Agreement.
Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
Item 31.	Business and Other Connections of Investment Adviser
(a) The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as investment adviser, sub-investment adviser or administrator.
(b) The Registrant (on behalf of Dreyfus Core Equity Fund and Dreyfus Tax Managed Growth Fund (the "Funds")) is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Fayez Sarofim & Co., the sub-investment adviser of the Funds, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Fayez Sarofim & Co., or those of its officers and directors during the past two years, by incorporating  by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Fayez Sarofim & Co. (SEC File No. 801-1725).
(c) The Registrant (on behalf of Dreyfus Opportunistic Emerging Markets Debt Fund (the "Fund")) is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Standish Mellon Asset Management Company LLC, the sub-investment adviser of the Fund, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Standish Mellon Asset Management Company LLC, or those of its officers and directors during the past two years, by incorporating  by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Standish Mellon Asset Management Company LLC  (SEC File No. 801-60527).
(d) The Registrant (on behalf of Dreyfus Floating Rate Income Fund) is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Alcentra NY, LLC (the sub-investment adviser of Dreyfus Floating Rate Income Fund, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Alcentra NY, LLC, or those of its officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Advisers Act by Alcentra NY, LLC (SEC File No. 801-62417).
Item 31.	Business and Other Connections of Investment Adviser (continued)
Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

J. Charles Cardona President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 – Present 6/07 – 3/15

		Chairman	2/13 - Present

	BNY Mellon Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin Vice Chair and Director	MBSC Securities Corporation++	Executive Vice President	3/15 - Present

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon***	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director	5/11 - Present 5/10 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Director	3/12 – 3/15

		Executive Vice President	12/11 – Present

Bennett A. MacDougall Chief Legal Officer	The Bank of New York Mellon Corporation ++	Associate General Counsel	6/15 - Present

	Deutsche Bank 60 Wall Street New York, NY 10005	Director and Associate General Counsel	6/05 - 6/15

	Deutsche Investment Management Americas, Inc. 345 Park Avenue New York, NY 10154	Chief Legal Officer	11/08 - 6/15

Kim Mustin Executive Vice President – North American Distribution	MBSC Securities Corporation++	Chief Executive Officer	3/15 - Present
	MBSC Securities Corporation++	Director	10/14 - Present

	MBSC Securities Corporation++	Executive Vice President	10/14 - 3/15

	BNY Mellon Investments CTA, LLC*	Manager	3/15 - Present

	BNY Mellon Investments CTA, LLC*	President	3/15 - Present

Charles Doumar Vice President – Tax	Alcentra NY LLC ++	Assistant Treasurer - Tax	9-14 - Present
	Alcentra US. Inc. ††††	Assistant Treasurer - Tax	9-14 - Present

	Alternative Holdings I, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Alternative Holdings II, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Asset Recovery II, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IX, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery XIII, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/13 – Present

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer - Tax	3/13 - Present

	BNY Capital Funding LLC ***	Assistant Treasurer – Tax	9/13 - Present

	BNY Investment Strategy and Solutions Group, LLC *	Assistant Treasurer – Tax	6/15 - Present

	BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer – Tax	10/13 - Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer – Tax	6/14 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Investment Servicing (US) Inc. +	Assistant Treasurer	3/14 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer	3/14 – Present

	BNY Mellon Trust of Delaware#	Assistant Treasurer	11/13 – Present

	IVY Asset Management LLC +	Assistant Treasurer	9/13 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/13 – Present

	MUNB Loan Holdings, LLC***	Assistant Treasurer	10/13 – Present

	484Wall Capital Management LLC ***	Assistant Treasurer – Tax	10/13 – Present

	Airlease Incorporated †††	Assistant Treasurer – Tax	7/13 – Present

	Albridge Solutions, Inc. ††††	Assistant Treasurer – Tax	7/13 – Present

	Allomon Corporation †	Assistant Treasurer – Tax	5/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer – Tax	8/13 – Present

	APT Holdings Corporation #	Assistant Treasurer – Tax	11/13 – Present

	AURORA-IRE, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	B.I.E. Corporation +	Assistant Treasurer – Tax	12/13 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer – Tax	4/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer – Tax	3/13 – Present

	BNY Cargo Holdings LLC***	Assistant Treasurer – Tax	7/13 – Present

	BNY Catair LLC †††	Assistant Treasurer – Tax	7/13 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer – Tax	7/14 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Gator LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Housing I Corp. †††	Assistant Treasurer – Tax	7/13 – Present

	BNY Housing II LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Partners LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer – Tax	8/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer – Tax	3/13 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Partnership Funding LLC ***	Manager	11/14 – 6/15

	BNY Rail Maintenance LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Recap I, LLC #	Assistant Treasurer – Tax	9/13 – Present

	BNY Salvage Inc. ***	Assistant Treasurer – Tax	3/13 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	BNY Wings, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer – Tax	6/13 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Amherst Capital Management, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer – Tax	7/13 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

	Colson Services Corp. ^	Assistant Treasurer – Tax	3/14 - Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	Dreyfus Service Organization, Inc. ++	Assistant Treasurer – Tax	3/14 - Present

	EACM Advisors LLC ^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Access LLC ^^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer – Tax	1/14 - Present

	ECM DE. LLC ***	Assistant Treasurer – Tax	1/14 - Present

	GIS Holdings (International) Inc. #	Assistant Treasurer – Tax	6/14 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer – Tax	5/13 – Present

	HedgeMark International, LLC ##	Assistant Treasurer – Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer – Tax	11/13 – Present

	IRE-1, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-AC, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-BC, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-SB, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	Island Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	ITCMED, Inc. ***	Assistant Treasurer – Tax	6/13 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer – Tax	12/13 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lockwood Insurance, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lease Equities (Texas) Corporation #####	Assistant Treasurer – Tax	7/13 – Present

	Madison Pershing LLC ###	Assistant Treasurer – Tax	6/13 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer – Tax	8/13 – Present

	MBC Investments Corporation #	Assistant Treasurer – Tax	11/13 – Present

	MBSC Securities Corporation ++	Vice President – Tax	2/14 - Present

	MCDI (Holdings) LLC ***	Assistant Treasurer – Tax	9/13 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer – Tax	1/14 - Present

	Mellon Holdings LLC++	Assistant Treasurer	2/15 - Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer – Tax	9/13 – Present

	Mellon Financial Services Corporation #1+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer – Tax	9/13 – Present

	Mellon Funding Corporation +	Assistant Treasurer – Tax	3/14 - Present

	Mellon Global Investing Corp. +	Assistant Treasurer – Tax	5/14 - Present

	Mellon International Leasing Company #	Assistant Treasurer – Tax	8/14 - Present

	Mellon Leasing Corporation+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Life Insurance Company+	Assistant Treasurer – Tax	10/13 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer – Tax	12/13 - Present

	Mellon Properties Company ****	Assistant Treasurer – Tax	8/13 – Present

	Mellon Residential Funding Corporation ++++	Assistant Treasurer - Tax	4/14 - Present

	National Residential Assets Corp.***	Assistant Treasurer – Tax	4/13 – Present

	New GSM Holding Corporation ^^^^	Assistant Treasurer – Tax	7/13 – Present

	Newton Capital Management LLC.***	Assistant Treasurer – Tax	8/14 - Present

	Northern Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	NY CRE Asset Holdings, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	NY CRE Asset Holdings II, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	One Wall Street Corporation ***	Assistant Treasurer – Tax	11/13 – Present

	Pareto New York LLC++	Assistant Treasurer – Tax	11/13 – Present

	PAS Holdings LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Group LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Investments LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing LLC ###	Assistant Treasurer – Tax	7/13 – Present

	Standish Mellon Asset Management Company LLC*	Assistant Treasurer – Tax	11/14 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

	TBC Securities Co., Inc.*	Assistant Treasurer – Tax	6/13 – Present

	TBCAM, LLC *	Assistant Treasurer – Tax	10/13 – Present

	Technology Services Group, Inc. ^^^^^	Assistant Treasurer – Tax	9/13 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer – Tax	9/13 – Present

	The Bank of New York Consumer Leasing Corporation***	Assistant Treasurer – Tax	7/13 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer – Tax	8/13 – Present

	USPLP, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	MBNA Institutional PA Services LLC +	Treasurer	7/13 – Present

	MBNA PW PA Services LLC +	Treasurer	7/13 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

	BNY Aurora Holding Corp. ***	Vice President	11/13 – Present

	Agency Brokerage Holding LLC***	Vice President – Tax	6/13 – Present

	BNY Community Development Enterprises Corp. ***	Vice President – Tax	4/13 – 5/14

	Asset Recovery I, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery VI, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery XII, LLC ***	Assistant Treasurer	3/13 - 11/13

Jill Gill Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present
	The Bank of New York Mellon ***	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

Tracy A. Hopkins Vice President - Cash Strategies	MBSC Securities Corporation++	Executive Vice President Senior Vice President	2/14 – Present 2/08 – 2/14

Anthony Mayo Vice President – Information Systems	MBSC Securities Corporation++	Chief Technology Officer	4/14 – Present

Kathleen Geis Vice President	BNY Mellon International Operations (India) Private Limited	Director	5/05 - Present

	BNY Mellon, National Association+	Managing Director	7/09 – 10/14

	Albridge Solutions, Inc.	Managing Director	7/11 - Present

	BNY Mellon Distributors Holdings, Inc. #	Vice President - Real Estate	7/11 - Present

	BNY Mellon Investment Management Services LLC #	Vice President - Real Estate	10/11 - Present

	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Performance & Risk Analytics, LLC +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust Company of Illinois *****	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust of Delaware#	Vice President - Real Estate	7/11 - Present

	CenterSquare Investment Management Holdings, Inc. +++	Vice President - Real Estate	10/12 – Present

	Eagle Investment Systems LLC ^^^^	Vice President - Real Estate	7/11 – Present

	Ivy Asset Management LLC +	Vice President - Real Estate	7/11 – Present

	MBSC Securities Corporation ++	Vice President - Real Estate	7/11 – Present

	Mellon Capital Management Corporation**	Vice President - Real Estate	7/11 – Present

	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 – Present

	Mellon Holdings LLC++	Vice President - Real Estate	7/11 – Present

	Pareto New York LLC ++	Vice President - Real Estate	7/11 – Present

	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 – 5/13

	Technology Services Group, Inc. ^^^^^	Vice President - Real Estate	7/11 – Present
	Tennessee Processing Center LLC ^^^^^	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

	Alcentra US, Inc. ††††	Vice President - Real Estate	7/11 - Present

	BNY Mellon Capital Markets LLC^^^^^	Vice President - Real Estate	7/11 - Present

	Pershing LLC ###	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon+	Managing Director	7/09 - Present

	MBNA Institutional PA Services, LLC+	Managing Director	7/09 – 10/14

Claudine Orloski Vice President – Tax	Dreyfus Service Organization++	Vice President – Tax	8/14 – Present

	MBSC Securities Corporation++	Vice President – Tax	2/12 - Present

	Asset Recovery II, LLC***	Assistant Treasurer	9/11 - Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/11 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery IX, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery V, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery XIII, LLC***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/11 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Trust of Delaware #	Assistant Treasurer	11/11 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/11 – Present

	Mellon Holdings LLC ++	Assistant Treasurer	12/11 – Present

	MUNB Loan Holdings, LLC ***	Assistant Treasurer	10/11 – Present

	484 Wall Capital Management LLC	Assistant Treasurer -Tax	10/13 – Present

	Airlease Incorporated †††	Assistant Treasurer -Tax	7/11 – Present

	Albridge Solutions, Inc. ††††	Assistant Treasurer -Tax	6/11 – Present

	Alcentra NY, LLC ++	Assistant Treasurer -Tax	10/12 – Present

	Alcentra US, Inc. ††††	Assistant Treasurer -Tax	10/11 – Present

	Allomon Corporation †	Assistant Treasurer -Tax	5/12 – Present

	Alternative Holdings I, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	Alternative Holdings II, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer -Tax	8/11 – Present

	APT Holdings Corporation #	Assistant Treasurer -Tax	12/11 – Present

	AURORA-IRE, INC. †††	Assistant Treasurer -Tax	7/11 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer -Tax	4/12 – Present

	BNY Administrative Services LLC ***	Assistant Treasurer –Tax	12/11 – Present

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer –Tax	3/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer –Tax	7/11 – Present

	BNY Cargo Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Catair LLC †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Gator LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Housing I Corp. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Housing II LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Investment Strategy and Solutions Group LLC *	Assistant Treasurer –Tax	6/15 – Present

	BNY Investment Management Services LLC #	Assistant Treasurer –Tax	10/11 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Partners LLC ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer –Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer –Tax	6/11 – Present

	BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer –Tax	7/12 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer –Tax	8/12 – Present

	BNY Mellon Investment Servicing (US) Inc. #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Performance & Risk Analytics, Inc. (US) ^^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Performance & Risk Analytics, LLC +	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Transition Management Advisors, LLC **	Assistant Treasurer –Tax	5/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer –Tax	3/11 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer –Tax	5/11 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Rail Maintenance LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Real Estate Holdings LLC ***	Assistant Treasurer –Tax	4/11 – Present

	BNY Recap I, LLC #	Assistant Treasurer –Tax	11/11 – Present

	BNY Salvage Inc. ***	Assistant Treasurer –Tax	3/11 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Wings, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY XYZ Holdings LLC ***	Assistant Treasurer –Tax	5/11 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer –Tax	7/14 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer –Tax	6/12 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer –Tax	6/12 – Present

	Amherst Capital Management LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer –Tax	7/11 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

	Colson Services Corp. ^	Assistant Treasurer –Tax	2/11 – Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	EACM Advisors LLC ^^	Assistant Treasurer –Tax	4/14 – Present

	Eagle Access LLC ^^^	Assistant Treasurer –Tax	1/12 – Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer –Tax	1/12 – Present

	ECM DE, LLC ***	Assistant Treasurer –Tax	3/11 – Present

	GIS Holdings (International) Inc. #	Assistant Treasurer –Tax	4/12 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer –Tax	5/11 – Present

	HedgeMark International, LLC ##	Assistant Treasurer –Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer –Tax	7/12 – Present

	IRE-1, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-AC, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-BC, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-SB, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	Island Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	ITCMED, Inc. ***	Assistant Treasurer –Tax	6/11 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer –Tax	12/11 – Present

	Lease Equities (Texas) Corporation#####	Assistant Treasurer –Tax	7/11 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Madison Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer –Tax	8/11 – Present

	MBC Investments Corporation #	Assistant Treasurer –Tax	11/11 – Present

	MBNA Institutional PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MBNA PW PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MCDI (Holdings) LLC ***	Assistant Treasurer –Tax	8/11 – Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer –Tax	8/11 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer –Tax	10/13 – Present

	Mellon EFT Services Corporation †††††	Assistant Treasurer –Tax	2/11 – Present

	Mellon Financial Services Corporation #1 +	Assistant Treasurer –Tax	7/11 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Funding Corporation +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Global Investing Corp. +	Assistant Treasurer –Tax	5/11 – Present

	Mellon International Leasing Company #	Assistant Treasurer –Tax	7/11 – Present

	Mellon Leasing Corporation +	Assistant Treasurer –Tax	9/11 – Present

	Mellon Life Insurance Company +	Assistant Treasurer –Tax	10/12 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Mellon Properties Company ****	Assistant Treasurer –Tax	8/12 – Present

	Mellon Residential Funding Corporation ****	Assistant Treasurer –Tax	4/14 – Present

	National Residential Assets Corp. ***	Assistant Treasurer –Tax	4/12 – Present

	New GSM Holding Corporation ^^^^	Assistant Treasurer –Tax	7/11 – Present

	Newton Capital Management LLC ***	Assistant Treasurer –Tax	10/11 – Present

	Northern Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	NY CRE Asset Holdings II, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	NY CRE Asset Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	One Wall Street Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Pareto New York LLC ++	Assistant Treasurer –Tax	11/11 – Present

	PAS Holdings LLC ***	Assistant Treasurer –Tax	6/11 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer –Tax	6/11 – Present

	Pershing Group LLC ###	Assistant Treasurer –Tax	4/11 – Present

	Pershing Investments LLC ***	Assistant Treasurer –Tax	2/11 – Present

	Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	PFS Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	Standish Mellon Asset Management Company LLC	Assistant Treasurer –Tax	11/14 - Present

	Stanwich Insurance Agency, Inc. ***	Assistant Treasurer –Tax	12/11 – Present

	TBC Securities Co., Inc. *	Assistant Treasurer –Tax	7/11 – Present

	TBCAM, LLC *	Assistant Treasurer –Tax	10/13 – Present

	Technology Services Group, Inc. ^^^^^	Assistant Treasurer –Tax	5/11 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer –Tax	9/11 – Present

	The Bank of New York Consumer Leasing Corporation ***	Assistant Treasurer –Tax	5/11 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer –Tax	6/11 – Present

	USPLP, Inc. ***	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Investment Management Holdings LLC #	Assistant Vice President –Tax	12/12 – Present

	BNY Aurora Holding Corp. ***	Vice President	10/11 – Present

	Agency Brokerage Holding LLC ***	Vice President –Tax	2/11 – Present

	MBSC Securities Corporation ++	Vice President –Tax	2/12 – Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94105.
***	The address of the business so indicated is One Wall Street, New York, New York 10286.
****	The address of the business so indicated is 3601 N. I-10 Service Road, Suite 102, Metairie, LA 70002.
*****	The address of the business so indicated is 2 North LaSalle Street, Suite 1020, Chicago, IL, 60602
******	The address of the business so indicated is 445 Park Avenue, 12th Floor, New York, NY, 10022
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 630 West Germantown Pike, Suite 300, Plymouth Meeting, PA, 19462
++++	The address of the business so indicated is 500 Grant Street, Pittsburgh, PA 15258
+++++	The address of the business so indicated is 113 King Street, Armonk, NY 10504
†	The address of the business so indicated is Two Mellon Center, Suite 329, Pittsburgh, PA 15259.
†††	The address of the business so indicated is 100 White Clay Center, Newark, DE 19711.
†††	The address of the business so indicated is 1633 Broadway, New York, NY, 10019
††††	The address of the business so indicated is 10877 Wilshire Blvd, #1550, Los Angeles, CA, 90024
†††††	The address of the business so indicated is 1735 Market Street, Philadelphia, PA, 19103
††††††	The address of the business so indicated is 10 Gresham Street, London, EC2V 7JD
^	The address of the business so indicated is 4 New York Plaza, New York, NY, 10004
^^	The address of the business so indicated is 200 Connecticut Avenue, Norwalk, CT, 06854-1940
^^^	The address of the business so indicated is One Wells Avenue, Newton, MA, 02459
^^^^	The address of the business so indicated is 65 LaSalle Road, Suite 305, West Hartford, CT, 06107
^^^^^	The address of the business so indicated is 101 Barclay Street, 3rd Floor, New York, NY, 10286
^^^^^^	The address of the business so indicated is 1313 Broadway Plaza, Tacoma, WA, 98402
#	The address of the business so indicated is 301 Bellevue Parkway, Wilmington, DE, 19809
##	The address of the business so indicated is 780, Third Avenue, 44th Floor, New York, NY, 10017
###	The address of the business so indicated is One Pershing Plaza, Jersey City, NJ, 07399
####	The address of the business so indicated is 601 Travis Street, 17th Floor, Houston, TX, 77002
#####	The address of the business so indicated is 1201 Louisiana, Suite 3160, Houston, TX, 77002
######	The address of the business so indicated is 760 Moore Road, King of Prussia, PA, 19406-1212
#######	The address of the business so indicated is 8400 E. Prentice Ave, Greenwood Village, CO, 80111
########	The address of the business so indicated is 1290 Avenue of the Americas, New York, NY, 10104

Item 32.	Principal Underwriters

(a)	Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:

1.	Advantage Funds, Inc.
2.	BNY Mellon Absolute Insight Funds, Inc.
3.	BNY Mellon Funds Trust
4.	CitizensSelect Funds
5.	Dreyfus Appreciation Fund, Inc.
6.	Dreyfus BASIC Money Market Fund, Inc.
7.	Dreyfus BNY Mellon Funds, Inc.
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Funds, Inc.
11.	The Dreyfus Fund Incorporated
12.	Dreyfus Government Cash Management Funds
13.	Dreyfus Growth and Income Fund, Inc.
14.	Dreyfus Index Funds, Inc.
15.	Dreyfus Institutional Cash Advantage Funds
16.	Dreyfus Institutional Preferred Money Market Funds
17.	Dreyfus Institutional Reserves Funds
18.	Dreyfus Intermediate Municipal Bond Fund, Inc.
19.	Dreyfus International Funds, Inc.
20.	Dreyfus Investment Funds
21.	Dreyfus Investment Grade Funds, Inc.
22.	Dreyfus Investment Portfolios
23.	The Dreyfus/Laurel Funds, Inc.
24.	The Dreyfus/Laurel Funds Trust
25.	Dreyfus Liquid Assets, Inc.
26.	Dreyfus Manager Funds I
27.	Dreyfus Manager Funds II
28.	Dreyfus Midcap Index Fund, Inc.
29.	Dreyfus Municipal Bond Opportunity Fund
30.	Dreyfus Municipal Cash Management Plus
31.	Dreyfus Municipal Funds, Inc.
32.	Dreyfus New Jersey Municipal Bond Fund, Inc.
33.	Dreyfus New York AMT-Free Municipal Bond Fund
34.	Dreyfus New York Municipal Cash Management
35.	Dreyfus New York Tax Exempt Bond Fund, Inc.
36.	Dreyfus Opportunity Funds
37.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
38.	Dreyfus Premier GNMA Fund, Inc.
39.	Dreyfus Premier Investment Funds, Inc.
40.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
41.	Dreyfus Premier Worldwide Growth Fund, Inc.
42.	Dreyfus Research Growth Fund, Inc.
43.	Dreyfus State Municipal Bond Funds
44.	Dreyfus Stock Funds
45.	Dreyfus Short Duration Bond Fund
46.	The Dreyfus Socially Responsible Growth Fund, Inc.
47.	Dreyfus Stock Index Fund, Inc.
48.	Dreyfus Tax Exempt Cash Management Funds
49.	The Dreyfus Third Century Fund, Inc.
50.	Dreyfus Treasury & Agency Cash Management
51.	Dreyfus Treasury Prime Cash Management
52.	Dreyfus U.S. Treasury Intermediate Term Fund
53.	Dreyfus U.S. Treasury Long Term Fund
54.	Dreyfus Variable Investment Fund
55.	General California Municipal Money Market Fund
56.	General Government Securities Money Market Funds, Inc.
57.	General Money Market Fund, Inc.
58.	General Municipal Money Market Funds, Inc.
59.	General New Jersey Municipal Money Market Fund, Inc.
60.	General New York AMT-Free Municipal Money Market Fund
61.	Strategic Funds, Inc.

(b)

Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Kenneth Bradle**	President and Director	None
J. Charles Cardona*	Chairman of the Board and Co-Head	Executive Vice President (Money Market Funds Only)
Sue Ann Cormack†	Executive Vice President	None
Diane P. Durnin†††	Executive Vice President	None
Tracy Hopkins*	Executive Vice President	None
William H. Maresca**	Executive Vice President and Director	None
Kimberly M. Mustin†††	Chief Executive Officer and Director	None
Paul D. Nobile†††	Executive Vice President	None
Christopher D. O'Connor†††	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone*******	Executive Vice President	None
Cheryl M. Pipia†††	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Bill E. Sappington*	Executive Vice President and Director	None
Brie A. Steingarten*	Chief Legal Officer and Secretary	None
Eric P. Cola*	Senior Vice President	None
Mercedes Katz**	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Jaynthi Gandhi†††	Chief Compliance Officer (Broker-Dealer Business)	None
Katherine M. Scott*	Chief Risk Officer	None
Anthony Mayo*	Chief Technology Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
Karin L. Waldmann**	Privacy Officer	None
Charles Doumar†††	Vice President – Tax	None
Timothy I. Barrett**	Vice President	None
Jill Gill*	Vice President	None
Kathleen Geis††	Vice President	None
Joseph R. Kane***	Vice President – Tax	None
Donna M. Impagliazzo**	Vice President – Compliance	None
Carla R. Wanzer**	Vice President	None
Claudine Orloski***	Vice President – Tax	None
John Shea†††	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil******	Vice President – Finance	None
William Verity******	Vice President – Finance	None
James Windels*******	Vice President	Treasurer
Ronny Santos*	Assistant Vice President	None
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
Audrey Edwards***	Assistant Secretary	None
Susan K. Maroni***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None
Victor R. Siclari***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is BNY Mellon Center, 500 Grant Street, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94105.
******	Principal business address is 101 Barclay Street, New York 10286.
*******	Principal business address is 2 Hanson Place, Brooklyn, New York 11217
†	Principal business address is 201 Columbine Street, Suite 200, Denver, CO 80206
††	Principal business address is 525 William Penn Place, Pittsburgh, PA 15259
†††	Principal business address is 225 Liberty Street, New York, NY 10286

Item 33.	Location of Accounts and Records

1.	The Bank of New York Mellon 225 Liberty Street New York, New York 10286
2.	The Bank of New York Mellon One Mellon Bank Center Pittsburgh, Pennsylvania 15258
3.	BNY Mellon Investment Servicing (US), Inc. 4400 Computer Drive Westborough, MA 01581
4.	The Dreyfus Corporation 200 Park Avenue New York, New York 10166
5.	The Dreyfus Corporation 2 Hanson Place Brooklyn, New York 11217

Item 34.	Management Services
Not Applicable

Item 35.	Undertakings
None

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 26th of January 2016.

The Dreyfus/Laurel Funds, Inc.
BY:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, PRESIDENT

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	1/26/2016
Bradley J. Skapyak

/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	1/26/2016
James Windels

/s/ Joseph S. DiMartino*	Chairman of the Board	1/26/2016
Joseph S. DiMartino

/s/ Kenneth A. Himmel*	Board Member	1/26/2016
Kenneth A. Himmel

/s/ Stephen J. Lockwood*	Board Member	1/26/2016
Stephen J. Lockwood

/s/ Roslyn M. Watson*	Board Member	1/26/2016
Roslyn M. Watson

/s/ Benaree Pratt Wiley*	Board Member	1/26/2016
Benaree Pratt Wiley

/s/ Francine J. Bovich*	Board Member	1/26/2016
Francine J. Bovich

*BY:	/s/ James Bitetto
James Bitetto Attorney-in-Fact

INDEX OF EXHIBITS

Exhibits
N(3)	Rule 18f-3 Plan, as amended November 13, 2015, for Dreyfus Tax Managed Growth Fund and Dreyfus Core Equity Fund.
N(4)	Rule 18f-3 Plan, as amended November 13, 2015, for Dreyfus Floating Rate Income Fund and Dreyfus Opportunistic Fixed Income Fund.
N(6)	Rule 18f-3 Plan, as amended February 1, 2016, for Dreyfus Tax Managed Growth Fund and Dreyfus Core Equity Fund.
N(7)	Rule 18f-3 Plan, as amended February 1, 2016, for Dreyfus Floating Rate Income Fund and Dreyfus Opportunistic Fixed Income Fund.